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WRITTEN COMMUNICATION COMPRISED OF SLIDES SHOWN DURING AN ANALYST
PRESENTATION DATED AUGUST 16, 2000

SLIDE 0

This slide contains the text "Chiron - Science for Life" accompanied by a Chiron logo, and the date "August, 2000".

SLIDE 1

This slide is entitled "Forward Looking Statement," and contains the following text: "Today's presentation contains both historical information and forward-looking comments. Actual events or results may differ materially from these expectations. For a complete discussion of the factors that may affect operating and financial results, please see Chiron's documents filed with the SEC, including its most recent 10-K and 10-Q."

SLIDE 2

This slide is titled, "Important Information," and contains the following text: "PathoGenesis shareholders should read Chiron's tender offer statement on Schedule TO and PathoGenesis' Solicitation/Recommendation Statement on
Schedule 14D-9 when they are available because they will contain important information. The Schedule TO, the Schedule 14D-9 and other filed documents will be available for free at the Securities and Exchange Commission's website at www.sec.gov. In addition, the Schedule TO will be available from Chiron Corporation, 4560 Horton Street, Emeryville, California, 94608,
Telephone: (510) 655 8729 and the Schedule 14D-9 will be available from PathoGenesis Corporation, 201 Elliott Avenue West, Seattle, Washington, 98119, Telephone: (206) 467-8100. This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of PathoGenesis. The tender offer will be made solely by an offer to purchase and related letter of transmittal to be disseminated upon the commencement of the tender offer."

SLIDE 3

This slide is titled, "Chiron & PathoGenesis - A Global Player in Infection," and contains the logos of each of Chiron and PathoGenesis Corporation.

SLIDE 4

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives." It contains the following text:

     - Powerful anti-infectives franchise making a difference in peoples lives

     - Full line of products in therapeutics, vaccines and blood testing

     - Fully integrated US & Europe commercial operations


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     - Comprehensive anti-infective R&D skills & capabilities

     - Complementary skills, compatible culture and values

     - Focused on delivering shareholder value

SLIDE 5

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives," and presents a table comparing the two companies by categories including "Headquarters," "Research & Development," "Commercial Operations," "Market Cap," and "Employees." The tabular information for Chiron reads as follows: "Headquarters: Emeryville, CA; Research & Development: Emeryville, Siena; Commercial Operations: Amsterdam, Emeryville, Marburg; Market Cap: 8.9 B; Employees 3300." The tabular information for PathoGenesis reads as follows: "Headquarters: Seattle, WA; Research & Development: Seattle, WA; Commercial Operations: Skokie, IL, Annandale, NJ, London; Market Cap: 500 M; Employees: 300."

SLIDE 6

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives" and presents a timeline depicting a sequence of events in the histories of both companies. "1981: Chiron founded;" "1981: HBV antigen for 1st genetically engineered human vaccine;" "1984: Cloned and sequenced HIV genome;" "1987: Cloned HCV genome;" "1988:
Introduced HBV diagnostic blood test;" "1989: Prokeukin-Registered Trademark-approved in EU (kidney cancer);" "1990: First blood test for HCV;" "1991:
Pathogenesis founded;" "1993: Betaseron-Registered Trademark- approved;" "1996: bDNA HIV viral load;" "1997: TOBI-Registered Trademark- approved
(US);" "1999: TOBI-Registered Trademark- approved (UK, Canada, Argentina, Israel);" "1999: NAT adopted by Australian Red Cross Blood;" "2000:
Menjugate-TM- approved UK;" "2000:  Fluad-TM- approved in EU."

SLIDE 7

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives." It depicts in graph format the progress of arrows labeled "Anti-Viral Diagnostics (Blood Testing)," "Anti-Viral/Anti-Bacterial (Vaccines)," "Anti-Bacterial Therapeutics" and "Anti-Viral Therapeutics" along columns labeled "Research," "Development," "Manufacturing" and "Commercial Products." The arrows labeled "Anti-Viral Diagnostics (Blood Testing)," "Anti-viral/Anti-Bacterial (Vaccines)" and "Anti-Bacterial Therapeutics" are shown stretching across all four columns and the arrow labeled "Anti-Viral Therapeutics" is shown stretching across the columns labeled "Research" and "Development," but stopping short of the column labeled "Manufacturing."


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SLIDE 8

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives," and contains a map of the land masses of the world excluding certain polar regions, with color-coded icons resembling beakers situated over certain countries or regions. Beakers labeled "BioPharmaceuticals" are positioned on the United States, Canada, the United Kingdom and Ireland, France, Eastern Europe and the Middle East. Beakers labeled "Vaccines" are positioned on the United States, Argentina, Scandinavia, India and Japan. Beakers labeled "Blood Testing" are positioned on the United States, South Africa, Southeast Asia and Australia.

SLIDE 9

This slide, titled "BioPharma," depicts four arrows stretching eastward over a maps of the United States and Europe. Above the respective maps are the labels "U.S." and "Europe." The first arrow from the top is labeled "Proleukin-Registered Trademark-" and shows a picture of the product, a graphic of an office building or factory, which stands for "Manufacturing," above the U.S. map and a picture of a globe with a graphic representation of a handshake taking place in front of the globe, which stands for "Marketing." The second arrow from the top is labeled "TOBI-Registered Trademark-" and shows a picture of the product, a graphic of an office building or factory, which stands for "Manufacturing," above the U.S. map and a picture of a globe with a graphic representation of a handshake taking place in front of the
globe, which stands for "Marketing."   The first and second arrow each point
to the words "Chiron" and a Chiron logo featuring a centaur bearing a medical symbol. The second arrow from the bottom is labeled "Betaseron-Registered Trademark-" and shows a picture of the product, a graphic of an office building or factory, which stands for "Manufacturing," above the U.S. map and a graphic of a small pile of paper currency, which stands for "Royalties," over the map of Europe. This arrow points to the logos of Schering and Berlex. The arrow at the bottom is labeled "Regranex-Registered Trademark" and shows a picture of the product, a graphic of an office building or factory, which stands for "Manufacturing," above the U.S. map. This arrow points to the logos of Johnson & Johnson and Ortho-McNeil.

SLIDE 10

This slide, titled "Proleukin-Registered Trademark-," shows the Proleukin logo and a picture of the product. It is followed by the text "Approved for Metastatic Melanoma and Metastatic Renal Cell Carcinoma; Growth opportunities: Increase market penetration; Potential use in HIV; Leverage immunomodulatory action; Develop franchise improvements."

SLIDE 11

This slide, titled "TOBI-Registered Trademark," shows the TOBI logo and a picture of the product. It is followed by the text "Only inhaled antibiotic approved for pseudomonal lung infections in CF patients; approved in North America; mutual recognition in Europe; Growth opportunities: NextGen, Bronchietasis, Ventilator-associated pneumonia & lung transplant infections."


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SLIDE 12

This slide, titled "Betaseron-Registered Trademark-," shows logos of Berlex and Schering and a picture of the product. It is followed by the text "Relapsing Remitting: Approved U.S./Europe; Secondary Progressive Multiple
Sclerosis: Approved Europe/filed U.S.; Growth opportunities: Additional global approvals in SPMS, Develop franchise improvements."

SLIDE 13

This slide, titled "Regranex-Registered Trademark- (Platelet Derived Growth Factor)," shows the logo of Regranex and a picture of the product, along with the logo for Johnson & Johnson. It is followed by the text "Approved in diabetic foot ulcers; Growth opportunities: Approval in additional geographies, Additional indications."

SLIDE 14

This slide, titled "Vaccines," contains a map of the land masses of the world excluding Antarctica, with countries or regions labeled "Rest of EU," "Germany" and "Italy" projected our from the map in bold color, and the United States and India projected out from the map in grey. Color-coded icons resembling beakers are situated over those countries or regions. A beaker over each of the United States and India represents "Rabies." Beakers over Germany represent "Diphtheria, Tetanus, Acellular Pertussis;" "Mumps, Measles, Rubella;" "Hepatitis A, Hepatitis B;" "Rabies;" "Haemophilus influenza;" "Tick-borne Encephalitis;" and "Flu." Beakers over the rest of EU represent "Diphtheria, Tetanus, Acellular Pertussis;" "Mumps, Measles, Rubella;" "Haemophilus influenza;" "Tick-borne Encephalitis;" "Flu;" "Menjugate." Beakers over Italy represent "Diphtheria, Tetanus, Acellular Pertussis;" "Mumps, Measles, Rubella;" "Hepatitis A, Hepatitis B;" "Rabies;" "Haemophilus influenza;" "Tick-borne Encephalitis;" and "Flu." In the north-east corner of the map is situated the logo for Aventis; in the south-west corner of the map is situated the logo for Riivm; and in the south-east corner of the map is situated the logo for SmithKline Beecham.

SLIDE 15

This slide, titled "Menjugate-TM-," shows the logo of Menjugate and a picture of the product. It is followed by the text "Approved in the UK March 1, 2000; Chiron awarded UK tender for $100M+; Chiron awarded Ireland tender; Other upsides possible."

SLIDE 16

This slide, titled "Blood Testing," shows two pictures of blood testing apparatuses or equipment and the logo for Johnson & Johnson and a logo containing the text "GEN-PROBE, Pioneering Advances in Healthcare Through DNA Probes."

SLIDE 17


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This slide, titled "Blood Testing - NAT - Procleix Test" shows, under the label "eSAS" in the upper left hand corner, a picture of a blood testing apparatus. Under this picture is the following text: "Semi-automated system, eSAS: 501K filing in process; Broadly used for all NAT testing, worldwide." In the upper right hand corner, under the label "Software," is a picture of a desktop PC and a peripheral device. Under this picture is the following text: "501K filing in process." In the lower right hand corner, under the label "Assays," is a graphic representation of a collection of scientific measuring vessels. To the right of this picture is the following text: "BLA filing in process; Procleix1: HCV and HIV-1; Next generation assays; add viruses."

SLIDE 18

This slide, titled "Approval Process" presents two timelines depicting sequences of events titled "ROW" and "US". The timeline labeled "ROW" has entries for the following events: at time "Pre-NAT", "Organize blood testing systems, Consolidate sites," followed by "Clinical studies;" at time "[greater-than-or-equal-to symbol]6-9 mos," "Evaluation study," followed by "Government selects technology," followed by "Tendered award;" at time "[less-than-or-equal-to symbol]1-4 mos," "Implement equipment, Operation training, Logistical facility modification," followed by "Go live." Between each of the points in time designated "Clinical studies," "Evaluation study," "Government selects technology" and "Tendered award," an arrow points from a box in which is printed the words "Possible approval," and which is accompanied by a check mark. The timeline labeled "US" has entries for the following events: following time "BLA Process," the entries read, "Consolidate blood banks; IND filing; Clinical tests; Rolling submission; Complete BLA; Approved; Construct revenue; Go live."

SLIDE 19

This slide, titled "Evaluation Study," presents a hierarchical graph at which an oval labeled "Technology Evaluation" is at the top. Three lines connect the oval with the next level of the hierarchy, three ovals labeled "TMA," "Seriological" and "PCR." Under each of "TMA" and "PCR" are rectangles labeled "Pool" and "IDT."

SLIDE 20

This slide, titled "Blood Testing: Product Testing & Approval," contains a map of the land masses of the world excluding certain polar regions, with color-coded icons of vials situated over certain countries or regions. Vials labeled "Testing" are positioned on the United States, the United Kingdom, Italy, Portugal and South Africa. Vials labeled "Approved" are positioned on France, Spain, Germany, Southeast Asia and Australia.

SLIDE 21

This slide, titled "Leveraging Technology -- Intellectual Property," shows the following headings labeled upon arrows, which are pointing to the text which follows them in bullet point format: "Patents: Alphavirus, HCV, Herceptin;" "Licensing Technology: Non-exclusive HCV license to Glaxo Wellcome, Semi-exclusive HCV license to Abbott &


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Bayer, PCR to Roche;" and "Product Licenses:  HBV vaccine to Merck, Insulin to Novo Nordisk."

SLIDE 22

This slide, titled "Research & Development," shows pictures of various products, beakers, petri dishes and scientific equipment.

SLIDE 23

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives." It is titled "Combining Research & Development Strengths" and depicts the respective strengths of each company in a product development cycle. It contains a graphic titled "Anti-Bacterial/Anti-Infective Product Development Cycle" which depicts a band labeled with the logos of each of Chiron and PathoGenesis and containing 9 colored rectangles stretching under the text "Target Discovery -- > Drug Discovery -- > Pre-Clinical Development -- > Clinical Development," with an arrow at the end of the band pointing to a box with the title "New Antibiotic Drugs." In the box is the text, "Respiratory Tract," "Hospital Use," "Broad Spectrum" and "Community Use." A key identifies the color purple with the text "Chiron Strengths" and rectangles labeled "HTS," "Small Molecule Libraries," "Combichem," and "Medicinal Chemistry" within the band are purple. A key identifies the color blue with the text "PathoGenesis Strengths" and rectangles labeled "Molecular Genetics," "Bacterial Genomics," "Animal Pharmacology Models," and "Anti-Bacterial Development Experience" within the band are blue. One rectangle, labeled "Microbiology," is a mixture of both blue and purple.

SLIDE 24

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives," and depicts graphically the respective strengths of each company in research, development, and commercial products. It contains a graphic which depicts a band labeled with the logos of each of Chiron and PathoGenesis and containing 14 colored rectangles stretching under the text, "Research -- > Development -- > Commercial Products," with an arrow at the end of the band pointing to an area in which a picture of two vials of Menjugate-TM- and a picture of a package of TOBI-Registered Trademark- are located. A key identifies the color blue with the text "Chiron Strengths" and rectangles labeled "Functional Genomics; Small Molecule Drug Discovery; Prophylactic Vaccines; Therapeutic Vaccines; HIV Therapy; Immuno Stimulator; Sepsis Therapy; Prophylactic Vaccines" within the band are blue. A key identifies the color purple with the text "PathoGenesis Strengths" and rectangles labeled "Bacterial Genomics; Microbiology Pharmacology; New Broad Spectrum Antibiotics; Chemistry Mfg.; Inhalation Technology; TOBI-Registered Trademark-" within the band are purple.


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SLIDE 25

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives," and contains the following text:
"Infection: TOBI-Registered Trademark- Cystic Fibrosis; Procleix-TM- eSAS; Menjugate-TM-; Fluad-TM-; 30 vaccines;" "Cancer; Proleukin-Registered Trademark- Metastatic Melanoma; Proleukin-Registered Trademark- Renal Cell Carcinoma; Depocyt-Registered Trademark-;" "Other Opportunities:
Betaseron-Registered Trademark- / Betaferon-Registered Trademark-; Regranex-Registered Trademark-."

SLIDE 26

This slide, titled "Research & Development Pipeline," contains a graph on which the column headings are "Preclinical," "Phase I," "Phase II" and "Phase III/IV." The first row is labeled "Infection," and has under "Preclinical" the text "HBV NAT assay, Vaccines: HIV, HCV, Men B, H.pylori, Small molecules: HCCV, PA 1806, 824;" has under "Phase I" the text "MIV-150 (HIV); TIGRIS-TM-; TOBI-Registered Trademark- for ventilator associated pneumonia; TOBI-Registered Trademark- NextGen;" has under "Phase II" the text "TOBI-Registered Trademark- for severe bronchiectasis, TOBI-Registered Trademark- for lung transplant, HBV Immunotherapy;" and has under "Phase III/IV" the text "TOBI-Registered Trademark- (CF), Menjugate-TM- Infant (UK), Proleukin (HIV), TFPI (Sepsis), HAV (Europe), eSAS Procleix-TM-." The second row is labeled "Cancer," and has under "Preclinical" the text "VEGFr Inhhibitor, Antibodies, Immuno Regulator, Anti-CD40;" has under "Phase I" the text "Angiozyme-TM-, Proleukin --NHL;" and has under "Phase II" and under "Phase III/IV" no text. The bottom row is labeled "Other Opportunities," and has under "Preclinical" the text "Anti angiogenesis compound, Diabetes small molecules;" has under "Phase I" the text "Factor VIII (Hemophilia);" has under "Phase II" the text "FGF (CAD), FGF (PAD);" and has under "Phase III/IV" the text "Betaseron-Registered Trademark- (US-Secondary Prog.)."

SLIDE 27

This slide, titled "TFPI for Severe Sepsis" shows a logo for "Pharmacia" in
the upper right hand corner.   Four arrows in the left hand margin down the
page point to the following text: "Market Potential: 500,000 patients;" "Target Label: Treatment of severe sepsis;" "Current Status: Phase III trial;" and "Next Data: 'OPTIMIST' trial initiated."

SLIDE 28

This slide, titled "Central Role of TFPI in Coagulation" contains a schematic flow chart illustrating the coagulation process with both intrinsic and extrinsic processes, showing the occurrence of various "Inhibitor Effects" labeled "TFPI", "ATII" and "APC".

SLIDE 29

This slide, titled "TFPI Activity in Man - Phase II Patients," shows a bar graph on which the y-axis is labeled "TATc (GMT 95% CI)" and shows the following tick marks: "0.0, 5.0, 10.0, 15.0, 20.0, 25.0, 30.0." The x-axis is labeled "Hours Post Dose Initiation" and labels the columns thus:
"Baseline, 24 Hours, 48 Hours, 72 Hours." A legend indicates one color bar as "All Placebo," another as "All tifacogin." The graph shows a baseline


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value for "All Placebo" between 15.0 and 20.0 at approximately 18, and on the bar with this value is the integer "(54)". The graph shows a baseline value for "All tifacogin" between 15.0 and 20.0 at approximately 17, and on the bar with this value is the integer "(113)". The graph shows a "24 Hours" value for "All Placebo" between 15.0 and 20.0 at approximately 17, and on the bar with this value is the integer "(52)". Above this bar is the text "*P-value
= .023". The graph shows a "24 Hours" value for "All tifacogin" between 10.0 and 15.0 at approximately 13, and on the bar with this value is the integer "(111)". The graph shows a "48 Hours" value for "All Placebo" between 15.0 and 20.0 at approximately 16, and on the bar with this value is the integer "(46)". Above this bar is the text "*P-value = .022." The graph shows a "48 Hours" value for "All tifacogin" between 10.0 and 15.0 at approximately 12, and on the bar with this value is the integer "(100)". The graph shows a "72 Hours" value for "All Placebo" at approximately 15.0, and on the bar with this value is the integer "(28)". The graph shows a "72 Hours" value for "All tifacogin" at approximately 10.0, and on the bar with this value is the integer "(67)".

SLIDE 30

This slide, titled "Preclinical Data Summary," depicts four arrows in the left hand margin down the page pointing to the following text: "Survival":
"Prolongs survival in: Bacteria models; Peritonitis models; Cecal ligation and SEB/LPS models;" "Treat Sepsis": "Attenuates severe sepsis in multiple models and species: Baboons, rabbits, mice, pigs; Clinical relevant bacterial strains; Appropriate standard therapy (antibiotics & hydration);" "Sepsis Markers": "Attenuates coagulapathies and proinflammatory mediators (e.g., TNF, IFN, IL-1);" "Summary": "Improves survival AFTER severe sepsis is initiated; Resolves multiple organ failure."

SLIDE 31

This slide, titled "Phase II 'SAFETY' Trial," depicts four arrows in the left hand margin down the page pointing to the following text: "Study": "Study initiated at 0.025 mg/kg/hr dose, escalated to 0.05 mg/kg/hr;" "Subject":
"210 subjects enrolled;" "Dosing": "Dose interruptions guided by: Incidence and type of adverse events."

SLIDE 32

This slide, titled "'SAFETY' Trial," is subtitled "Variable" and presents a graph with the columns "All Placebo" and "All TFPI." The rows are labeled:
"Total MODS (mean); Baseline Apache II (mean) LESS THAN 20, GREATER THAN 20; Platelets (median) 10[superscript]3/ mm[superscript]3; N; Age (mean); Gender (M/F); Weight (mean kg)." Across "Total MODS (mean)" the entries read: All
Placebo: 20.1; All TFPI: 20.5. Across "Baseline Apache II (mean)" the entries read: All Placebo: 24.0; All TFPI: 24.0. Across "Baseline Apache II (mean) LESS THAN 20" the entries read: All Placebo: 35%; All TFPI: 25%. Across "Baseline Apache II (mean) GREATER THAN 20" the entries read: All Placebo:
65%; All TFPI: 75%. Across "Platelets (median) 10[superscript]3/ mm[superscript]3" the entries read: All Placebo: 147.0; All TFPI: 142.5. Across "N" the entries read: All Placebo: 69; All TFPI: 141. Across "Age
(mean)" the entries read: All Placebo: 61.2; All TFPI: 60.5. Across

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"N" the entries read: All Placebo: 61% / 39%; All TFPI: 60% / 40%.  Across
"Weight (mean kg)" the entries read: All Placebo: 75.4; All TFPI: 75.9.

SLIDE 33

This slide, titled "Serious/Adverse Events (SAEs/AEs)," is subtitled "'Safety' Trial" and presents a graph with the columns "All Placebo" and "All TFPI." The rows are labeled: "All Patients; Subgroups: AEs, AEs w/ Bleeding, SAEs, SAEs w/Bleeding." Across "All Patients" the entries read: All Placebo:
69; All TFPI: 141. Across "AEs" the entries read: All Placebo: 61 (88%); All
TFPI: 127 (90%). Across "AEs w/ Bleeding" the entries read: All Placebo: 19 (28%); All TFPI: 33 (23%). Across "SAEs" the entries read: All Placebo: 41 (59%); All TFPI: 83 (59%). Across "SAEs w/Bleeding" the entries read: All
Placebo: 4 (6%); All TFPI: 13 (9%).

SLIDE 34

This slide, titled "Organ Dysfunction Scores," is subtitled "Variable" and presents a graph with the columns "All Placebo," "All TFPI" and "p Value." Above the column headers is the text "Mean % Change from Baseline." The rows are labeled: "Measure of Activity, Pulmonary, ICU Scores." Across "Measure of Activity" the entries read: All Placebo: 69; All TFPI: 141; p Value: blank. Across "Pulmonary" the entries read: All Placebo: 14%; All TFPI: 32%; p Value: 0.056. Across "ICU Scores" the entries read: All Placebo: 12%; All
TFPI: 22%; p Value: 0.053%. At the bottom of the page is the text "Other organs evaluated: cardiovascular, hepatic, renal, CNS, coagulation (platelet count)."

SLIDE 35

This slide, titled "'SAFETY' Data," is subtitled "'Safety' Trial" and presents a graph with the columns "All Placebo" and "All TFPI." Above the column headers is the text "28-Day All-Cause Mortality Rates." The rows are labeled: "All Patients; Subgroups: Apache II [greater-than-or-equal-to symbol] 20; Shock; ARDS; Baseline IL-6 [greater-than-or-equal-to symbol]1,000 pg/ml." Across "All Patients" the entries read: All Placebo: 38%; All TFPI: 30%. Across "Apache II [greater-than-or-equal-to symbol]20" the entries read: All
Placebo: 49%; All TFPI: 37%. Across "Shock" the entries read: All Placebo:
32%; All TFPI: 15%. Across "ARDS" the entries read: All Placebo: 57%; All
TFPI: 37%. Across "Baseline IL-6 [greater-than-or-equal-to symbol]1,000 pg/ml" the entries read: All Placebo: 62%; All TFPI: 41%.

SLIDE 36

This slide, titled "Conclusions," depicts an arrow labeled "Safety" which points to the text "TFPI is well tolerated," an arrow labeled "Clinical Observations" which points to the text "Prospectively identified 20% relative mortality reduction; Therapeutic effect consistent with mechanism of action; Trends of activity more prominent in patients with advanced severe sepsis; Hastens resolution of coagulopathies and some MODS."


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SLIDE 37

This slide, titled "Chiron's Preclinical Development Engine," contains a graph on which the column headings are "Genomics," "Small Molecules" and "Recombinant Proteins." The first row is labeled "Infection," and has under "Genomics" the text "Pseudomonas aeruginosa, Men B, Men B/C combo;" has under "Small Molecules" the text "HCV, PA 1806, PA 824;" and has under "Recombinant Proteins" the text "HIV, HCV, H. pylori, HBV Immunotherapy." The second row is labeled "Cancer," and has under "Genomics" the text "Prostate cancer, Colorectal;" has under "Small Molecules" the text "VEGFr inhibitor;" and has under "Recombinant Proteins" the text "Anti-angiogenesis compound, Immuno-regulator, Antibodies." The third row is labeled "Other Opportunities," and has under "Genomics" no text; has under "Small Molecules" the text "GSK 3 -- diabetes, Obesity;" and has under "Recombinant Proteins" the text "Anti CD-40."

SLIDE 38

This slide, titled "Chiron Financial Performance," shows a graph on which the left-hand side of the graph (y-axis) is labeled "Revenue $ in Millions" and shows the following tick marks: "$800, $600, $400, $200, $-;" the right-hand side of the graph (y-axis) is labeled "EPS" and shows the following tick marks: "$0.70; $0.60; $0.50; $0.40; $0.30; $0.20; $0.10; $-;" and the bottom of the graph (x-axis) is labeled "1997; 1998; 1999; and 2000." The graph shows a 1997 revenue approaching $600 million, a 1998 revenue of approximately $750 million, a 1999 revenue approaching $800 million and a second quarter of 2000 revenue topping $400 million. The graph shows yearly 1997 EPS of under $0.30, yearly 1998 EPS between $0.50 and $0.40, and yearly 1999 EPS of approximately $0.60. The graph shows quarterly 1998 EPS between $0.10 and $-, quarterly 1999 EPS of approximately $0.10 and quarterly 2000 EPS approaching $0.30.

SLIDE 39

This slide, titled "Milestones 2000," shows a number of headings with text underneath them. Under the heading "Biopharmaceuticals," there appears the text "-- > 20% Proleukin-Registered Trademark- growth; -- > Betaseron-Registered Trademark- SP approval; -- > TOBI-Registered Trademark-launch in Europe; -- > Resume PDGF sales." Under the heading "Blood Testing," there appears the text "-- > File for eSAS Procleix-TM- approval; -- > HBV assay; -- > Triple TMA sites; -- > File IND on TIGRIS." Under the heading "R&D," there appears the text "-- > 50% enrollment SILCAAT; -- > Publish PA genome; -- > TFPI Phase III initiated; -- > HBV Phase II initiated;
Go/no-go: -- > FGF-CAD; -- > IGF-OA;-- > FGF-PAD; Early Stage Programs: -- > FVIII, Angiozyme-TM- - Phase I/II; -- > Two new clinical programs; -- > File IND for PA -1806." Under the heading "Vaccines," there appears the text" -- > Men C approval/launch; -- > Fluad-TM- approval; -- > Men B publication."
 Printed in the lower right hand portion of the slide are the numbers "$0.78 -- > $0.80 - $0.85 EPS."

SLIDE 40

This slide contains the text "Chiron - Science for Life" accompanied by a Chiron logo, and the text "Chiron: Science, Productions, People," "www.chiron.com" and "NASDAQ: CHIR."



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